Exhibit (i)(2)
[VEDDER PRICE LETTERHEAD]

April 28, 2011

DWS Money Market Trust
       Cash Management Fund
       Cash Reserves Fund Institutional
       NY Tax Free Money Fund
       Tax Free Money Fund Investment
345 Park Avenue
New York, New York 10154

Ladies and Gentlemen:

We have acted as counsel to the DWS Money Market Trust, a Massachusetts business trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. __ to the Trust’s Registration Statement on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “1933 Act”), registering an indefinite number of shares of beneficial interest, $0.01 par value, in the Cash Management Fund, Cash Reserves Fund Institutional, NY Tax Free Money Fund, and Tax Free Money Fund Investment, each a series of the Trust (each, a “Portfolio” and collectively, the “Portfolios”), of which the shares of beneficial interest of Cash Management Fund have been classified and designated as Institutional Shares, the shares of beneficial interest of Cash Reserves Fund Institutional have been classified and designated as Institutional Class, the shares of beneficial interest of NY Tax Free Money Fund have been classified and designated as Investment Class and Tax-Exempt New York Money Market Fund Class and the shares of beneficial interest of Tax Free Money Fund Investment have been classified and designated as Premier Shares  (collectively, the “Shares”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment.  In connection with rendering that opinion, we have examined the Post-Effective Amendment, the Trust’s Amended and Restated Declaration of Trust, the Trust’s Amended and Restated Bylaws, the actions of the Trustees of the Trust that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below.  In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies.  As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations

VEDDER PRICE-

DWS Money Market Trust
April 28, 2011

contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the statutory laws and regulations of the United States of America and the statutory laws and regulations (but not cases decided thereunder) of the Commonwealth of Massachusetts,  which, in our experience, are normally directly applicable to the issuance of shares of beneficial interest by an entity such as the Trust.  We express no opinion with respect to any other laws.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

Under Massachusetts law, shareholders of a “Massachusetts business trust” could, under certain circumstances, be held personally liable for the obligations of the Trust or the Portfolios.  However, the Amended and Restated Declaration of Trust disclaims shareholder liability for acts and obligations of the Trust or the Portfolios.  The Amended and Restated Declaration of Trust also provides for indemnification out of the property of a Portfolio for all legal and other expenses reasonably incurred by any shareholder of that Portfolio held personally liable for the obligations of the Portfolio.  Thus, the risk of liability is limited to circumstances in which a Portfolio would be unable to meet its obligations.

This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment.  We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.  Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person (except when required to be filed as an exhibit to the Post-Effective Amendment), without, in each case, our prior written consent.  This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention.  The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

VEDDER PRICE

DWS Money Market Trust
April 28, 2011

Very truly yours,

/s/VEDDER PRICE P.C.